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                                                                   EXHIBIT 10.45

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "AGREEMENT"), dated as of July 14, 2003 is made and entered into by Matt Wisk ("EXECUTIVE") and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation ("COMPANY"). The parties to this Agreement agree as follows:

1. Employment Term. The Company shall employ Executive and Executive shall continue in the employ of the Company for the period commencing on July 21, 2003 and ending on July 21, 2005. After this period, Executive shall be employed on an at-will basis. After July 21, 2005, either Executive or the Company can terminate the employment relationship for any reason and at any time, with or without cause, and with or without prior notice. Similarly, after July 21, 2005, the Company can modify or terminate any non-vested term or condition of employment that is not expressly provided for in this Agreement with or without cause, and with or without notice.

2. Duties. Executive shall serve as the Chief Marketing Officer of the Company, with all of the authority, duties and responsibilities commensurate with such position and such other duties commensurate with such position as are assigned to Executive from time to time. Executive shall report to the office of the Chief Executive Officer.

3.       Compensation and Related Matters.

         (a) Salary. Executive shall receive a salary at the per annum rate of Three Hundred Forty Thousand Dollars ($340,000), payable semi-monthly or otherwise in accordance with the Company's payroll practices for senior executives, at the rate of $13,077.

         (b) Relocation Expenses. The Company shall provide Executive with professional relocation counseling consisting of renter's assistance, home finding, and other pertinent information related to Executive's move. The Company shall also provide at least three months of temporary housing, and Executive can negotiate for additional months if necessary. The Company will also pay the cost for moving Executive's household goods from Executive's present home to Los Angeles, and the Company will pay the cost for travel associated with Executive's move. All of these relocation expenses shall be paid in accordance with the Company's past practice of reimbursing executives for reasonable and customary moving expenses. The Company shall also provide Executive with a lump sum net payment of $75,000 for costs associated with the purchase of a new home, all income and employment taxes with respect to which shall be paid by the Company.

         (c) Stock Options. Pending approval of the Company's Board of Directors, Executive will be extended a non-qualified stock option grant of 300,000 shares that will vest as to 15,000 shares on each three, six, nine and twelve month

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                  anniversary of the date of this Agreement. The exercise price for the first 60,000 shares that vest will be $2.50 per share; the exercise price for the second 60,000 shares that vest will be $3.50 per share; the exercise price for the third 60,000 shares that vest will be $5.50 per share; the exercise price for the fourth 60,000 shares that vest will be $8.50 per share; and the exercise price for the fifth 60,000 shares that vest will be $11.50 per share. This stock option grant is made in accordance with the stock option plan, and it is governed by its terms and conditions.

         (d) Employee Benefits. Executive shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by the Company to its senior executives (including, without limitation, those relating to group medical, dental, vision, long-term disability, accidental death and dismemberment and life insurance), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and subject to the Company's right to modify, amend, or terminate any such plan or arrangement with or without prior notice. Executive shall become eligible to participate in the Company's 401K program on January 1, 2004, and Executive shall be eligible to participate in the Company's Deferred Compensation program on October 1, 2003.

         (e) Bonus. Executive will be eligible for a target bonus in the amount of 50 percent of Executive's Salary. For calendar year 2003, the target bonus will be Eighty-five Thousand Dollars ($85,000). Any bonus will be paid following the completion of the relevant calendar year at such time bonuses are paid to the Company's other senior executives, but no Bonus shall be paid if Executive is no longer employed by the Company.

         (f) Vacation. Executive shall be entitled to three (3) weeks of vacation during each year, accrued at the rate of 4.62 hours per pay period. Executive will be eligible to use vacation after six months of continuous employment.

         (g) Other Commitments. Executive will continue to participate in the Henry Crown Fellow Program sponsored by the Aspen Institute during the term of his employment and will be allowed paid leave from work of not more than three weeks per year to attend meetings required by that program.

4. Termination Payment. If Executive is terminated by the Company with or without cause before July 21, 2005, or if Executive terminates his employment due to death, disability or for "good reason," during that period, Executive will receive $680,000 less the amount of salary already received by Executive. If Executive is terminated by the Company with or without cause before July 21, 2004, or if Executive terminates his employment due to death, disability or for "good reason," Executive will receive an additional payment of $85,000. Therefore the total commitment to Executive by the Company during the two-year contract duration is $765,000 ($680,000 plus $85,000) for one year and $680,000 for year two. If Executive is terminated by the Company during the period of at-will

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         employment after July 21, 2005, or if Executive terminates his employment due to death, disability of for "good reason," Executive will receive a minimum of a six-month severance payment calculated at Executive's then-current salary, in an amount not less than $170,000. As a precondition to the Company's obligation to pay severance, Executive agrees to execute and deliver to the Company a fully effective general release in the form attached to this Agreement as Attachment A. As used in this Section 4, "good reason" means (i) the Company reduces Executive's salary or target bonus percentage, (ii) the Company reduces Executive's title or responsibilities in any material respect or requires the Executive to report other than to the Office of the Chief Executive; or (iii) the Company requires Executive to report to an office that is at a location more than TWENTY (75) MILES from the current executives offices of the Company, in each case if such condition continues for thirty (30) days after written notice by Executive. Disability" means the inability of Executive to perform his responsibilities for ninety (90) consecutive days or for one hundred twenty (120) days in any period of twelve consecutive months.

5.       Confidential and Proprietary Information.

         (a) The parties agree and acknowledge that during the course of Executive's employment, Executive will be given and will have access to and be exposed to trade secrets and confidential information in written, oral, electronic and other forms regarding the Company and its affiliates (which includes but is not limited to all of its business units, divisions and affiliates) and their business, equipment, products and employees, including, without limitation: the identities of the Company's and its affiliates' distributors and customers and potential distributors and customers (hereinafter referred to collectively as "DISTRIBUTORS"), including, without limitation, the identity of Distributors that Executive cultivates or maintains while providing services at the Company or any of its affiliates using the Company's or any of its affiliates' products, name and infrastructure, and the identities of contact persons with respect to those Distributors; the particular preferences, likes, dislikes and needs of those Distributors and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; the Company's and its affiliates' business methods, practices, strategies, forecasts, pricing, and marketing techniques; the identities of the Company's and its affiliates' licensors, vendors and other suppliers and the identities of the Company's and its affiliates' contact persons at such licensors, vendors and other suppliers; the identities of the Company's and its affiliates' key sales representatives and personnel and other employees; advertising and sales materials; research, computer software and related materials; and other facts and financial and other business information concerning or relating to the Company or any of its affiliates and their business, operations, financial condition, results of operations and prospects. Executive expressly agrees to use such trade secrets and confidential information only for purposes of carrying out his duties for the Company and its affiliates as he deems appropriate in his good faith judgment, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to the Company or any of its affiliates.

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                  Executive shall not at any time, either during the course of his employment hereunder or after the termination of such employment, use for himself or others, directly or indirectly, any such trade secrets or confidential information, and, except as required by law, Executive shall not disclose such trade secrets or confidential information, directly or indirectly, to any other person or entity. Information will not be deemed confidential under this Agreement to the extent that it is (i) known in the industry generally or (ii) is obtained from a source other than the Company and its affiliates that is not under any obligation of confidentiality to the Company.

         (b) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive shall prepare or receive in the course of his employment with the Company and which relate to or are useful in any manner to the business now or hereafter conducted by the Company or any of its affiliates are and shall remain the sole and exclusive property of the Company and its affiliates, as applicable. Executive shall not remove from the Company's premises any such physical property, the original or any reproduction of any such materials nor the information contained therein except for the purposes of carrying out his duties to the Company or any of its affiliates and all such property (except for any items of personal property not owned by the Company or any of its affiliates), materials and information in his possession or under his custody or control upon the termination of his employment (other than such materials received by Executive solely in his capacity as a shareholder) or at any other time upon request by the Company shall be immediately turned over to the Company and its affiliates, as applicable.

         (c) All inventions, improvements, trade secrets, reports, manuals, computer programs, tapes and other ideas and materials developed or invented by Executive during the period of his employment, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company or any of its affiliates which result from or are suggested by any work Executive may do for the Company or any of its affiliates or which result from use of the Company's or any of its affiliates' premises or property (collectively, the "DEVELOPMENTS") shall be the sole and exclusive property the Company and its affiliates, as applicable. Executive assigns and transfers to the Company his entire right and interest in any such Development, and Executive shall execute and deliver any and all documents and shall do and perform any and all other acts and things necessary or desirable in connection therewith that the Company or any of its affiliates may reasonably request, it being agreed that the preparation of any such documents shall be at the Company's expense. Nothing in this paragraph applies to an invention which qualifies fully under the provisions of California Labor Code Section 2870. Executive has disclosed to the Company that he has partially completed a book on the subject of leadership and marketing and the Company agrees that it has no claim of right or ownership to such work pursuant to this Agreement, including work performed by Executive in completing it subsequent to the date of this Agreement. However, the Company has the right to pre-publication review.

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         (d)      Following the termination of Executive's employment, Executive will reasonably cooperate with the Company (at the Company's expense, if Executive reasonably incurs any out-of-pocket costs with respect thereto) in any defense of any legal, administrative or other action in which the Company or any of its affiliates or any of their distributors or other business relations are a party or are otherwise involved, so long as any such matter was related to Executive's duties and activities conducted on behalf of the Company or its Subsidiaries.

         (e) The provisions of this Section 5 and Section 6 shall survive any termination of this Agreement and termination of Executive's employment with the Company and shall continue in effect during Executive's employment and for a period of twenty-four (24) months immediately thereafter.

6. Non-Solicitation. Executive acknowledges that in the course of his employment for the Company he will become familiar with the Company's and its affiliates' trade secrets and other confidential information concerning the Company and its affiliates. Accordingly, Executive agrees that, during Executive's employment and for a period of twenty-four (24) months immediately thereafter (the "NONSOLICITATION PERIOD"), he will not directly or indirectly through another entity (i) induce or attempt to induce any employee or Distributor of the Company or any of its affiliates to leave the employment of, or cease to maintain its distributor relationship with, the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate and any employee or Distributor thereof,
         (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the Nonsolicitation Period or enter into a distributor relationship with any person or entity who was a Distributor of the Company or any of its affiliates at any time during the Nonsolicitation Period, (iii) induce or attempt to induce any Distributor, supplier, licensor, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between such Distributor, supplier, licensor, licensee or business relation and the Company or any of its affiliates or (iv) use any trade secrets or other confidential information of the Company or any of its affiliates to directly or indirectly participate in any means or manner in any competitive business, wherever located.

7. Injunctive Relief. Executive and the Company (a) intend that the provisions of Sections 5 and 6 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Sections 5 and 6 are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 5 or 6 will result in irreparable injury to the Company and its affiliates, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if Executive violates or threatens to violate the provisions of Section 5 or 6, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages. In addition, in the event of a violation or threatened violation by Executive of Section 5 or 6 of this Agreement, the Nonsolicitation Period will be tolled until such

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         violation or threatened violation has been duly cured. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

8. Assignment; Successors and Assigns. Executive agrees that he shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall Executive's rights hereunder be subject to encumbrance of the claims of creditors. This Agreement may be assigned by the Company without the consent of Executive.

9. Governing Law; Jurisdiction and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law principles thereof. Suit to enforce this Agreement or any provision or portion thereof may be brought in the federal or state courts located in Los Angeles, California.

10. Severability of Provisions. In the event that any provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement.

11. Warranty. As an inducement to the Company to enter into this Agreement, Executive represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on his power, right or ability to enter into this Agreement and to perform his duties and obligations hereunder.

12. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

         (a)      If to the Company:

                  Herbalife International of America, Inc.
                  1800 Century Park East
                  Los Angeles, California 90067
                  Attention: Members of the Compensation Committee of the Board
                    of Directors
                  Telecopy: (310) 557-3906

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                  with a copy to:

                  Herbalife International of America, Inc.
                  1800 Century Park East
                  Los Angeles, California 90067
                  Attention: General Counsel
                  Telecopy: (310) 557-3906

         (b)      if to Executive, to:

                  his home address on record with the Company

         or to such other place and with other copies as either party may designate as to itself or himself by written notice to the others.

13. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same Agreement.

14. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto, with the sole exception of the Non-Statutory Stock Option Agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

15. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

16. Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

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                                      EXECUTIVE

                                      By: /s/ Matt Wisk
                                          -------------------------------
                                          Matt Wisk

                                      HERBALIFE INTERNATIONAL OF AMERICA, INC.

                                      By: /s/ Michael O. Johnson
                                          ------------------------------

                                      Name: Michael O. Johnson

                                      Title: CEO

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                                  ATTACHMENT A

                          AGREEMENT AND GENERAL RELEASE

                  Agreement and General Release ("AGREEMENT"), by and among Matt Wisk ("EXECUTIVE" and referred to herein as "you") and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (the "COMPANY").

         1. In exchange for your waiver of claims against the Company Entities (as defined below) and compliance with other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4 of your Employment Agreement with the Company.

         2.       (a)      In consideration for the payments and benefits to be
provided to you pursuant to paragraph 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "RELEASORS"), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds (including, without limitation, each of Whitney & Co., L.L.C., Golden Gate Private Equity, Inc., any investment fund managed by either of them and any affiliate of any of the aforementioned persons or entities), and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the "COMPANY ENTITIES") from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the "CLAIMS"), which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter related in any way to your employment by (including, but not limited to, termination thereof) the Company Entities up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

                  (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, in each case as amended; (ii) any claim under the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, or the California Pregnancy Disability Leave Law; (iii) any other claim (whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance) relating to or arising out of your employment, the terms and conditions of such employment, the

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termination of such employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like.

                  (c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which you sign this Agreement; (2) with respect to your right to enforce your rights that survive termination under the Employment Agreement or any other written agreement entered into between you and the Company (including, without limitation, any equity grants or agreements); (3) regarding rights of indemnification, receipt of legal fees and directors and officers liability insurance to which you are entitled under the Employment Agreement, the Company's Certificate of Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

                  (d) In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement, and the Company is entering into this Agreement in reliance on such waiver. You further agree that if you bring your own Claim in which you seek damages against any Company Entity, or if you seek to recover against any Company Entity in any Claim brought by a governmental agency on your behalf, the releases set forth in this Agreement shall serve as a complete defense to such Claims, and you shall reimburse each Company Entity for any attorneys' fees or expenses or other fees and expenses incurred in defending any such Claim; provided, however, if a class action claim or governmental claim is brought on your behalf, your obligations will be limited to (i) opting out of such action or claim at the first available opportunity and (ii) turning over any and all damage awards or other proceeds received in connection therewith to the Company, it being agreed that you shall not be liable to the Company for any attorneys' fees or expenses or other fees or expenses in the case of any such class action claim or governmental claim.

                  (e) Without limiting the generality of the foregoing, you waive all rights under California Civil Code Section 1542, which provides:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

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         3.       (a)      This Agreement is not intended, and shall not be
construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

                  (b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

         4. For two years from and after the date of your employment termination, you agree not to make any derogatory, negative or disparaging public statement about any Company Entity, or to make any public statement (or any statement likely to become public) that could reasonably be expected to adversely affect or disparage the reputation, or, to the extent applicable, business or goodwill of any Company Entity, it being agreed and understood that nothing herein shall prohibit you (a) from disclosing that you are no longer employed by the Company, (b) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (c) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by you described in this clause (c) are not based on confidential information obtained during the course of your employment with the Company.

         5. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

         6. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State.

         7. You acknowledge that your obligations pursuant to Sections 5, 6 and 7 of the Employment Agreement survive the termination of your employment in accordance with the terms thereof.

         8. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

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         9.       You understand that you will have at least twenty-one (21)
days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company's General Counsel at the address specified pursuant to Section 12 of the Employment Agreement on or before _________. After executing this Agreement, you shall have seven (7) days (the "REVOCATION PERIOD") to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the "AGREEMENT EFFECTIVE DATE"). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

                                      EXECUTIVE

                                      By: /s/ Matt Wisk
                                          ----------------
                                          Matt Wisk

                                      *-HERBALIFE INTERNATIONAL OF AMERICA, INC.

                                      By: /s/ Michael O. Johnson
                                          ----------------------

                                      Name: Michael O. Johnson

                                      Title: CEO

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